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                        DeCRANE AIRCRAFT HOLDINGS, INC.

                           CASH INCENTIVE BONUS PLAN

     The Company has approved a cash incentive bonus plan ("Incentive Bonus Plan") providing for the allocation of a bonus pool each year for incentive compensation to designated executive personnel and other key employees of the Company and its subsidiaries, as the exclusive sources of elective merit raises by the Company during the next four years, to persons and in amounts determined by the compensation committee of the Board from time to time; with the bonus pool for participants for the next four years to be based on EBITDA and cash flow changes from year to year at the relevant participant's operating unit; and in the case of the designated senior executives of DeCrane Aircraft Holdings, Inc., from a pool adjusted for each performance year by 5% of the change in consolidated EBITDA due to acquisitions during the year (plus 3% of EBITDA of PATS, only for performance year 1999) and by 5% of 15% (representing cost of capital) of the EBITDA generated from existing operations during the year, net of consolidated capital expenditures and plus (or minus) consolidated working capital for such periods. For the 1999 performance year only, such awards to participants who have become executives of the Company on after January 1, 1999, are limited to a maximum of 100% of their base salary for 1999.

     The Company additionally has adopted a 3% cost of living increase per year to base salaries for participants in the foregoing plan.